EXHIBIT 99

United Counties Bancorporation reported net income of $32.189 million for the year ended December 31, 1995, a 35.3% increase above the $23.792 million recorded for the 1994 year. These earnings totalled $15.00 and $11.12 per share respectively, for 1995 and 1994. This increase is largely attributable to the after-tax gain of $7.630 million, or $3.56 per share, resulting from a gain on the exchange of equity securities.

For the fourth quarter of 1995, net income totalled $6,680,000, or $3.11 per share, a 10.0% rise from the $6,073,000, or $2.82 per share, for the same period in 1994. This increase included an after-tax gain of $957,000, or $.45 per share, from the exchange of securities.

Within the Balance Sheet, during this last quarter, United Counties Bancorporation reclassified certain securities from investment securities "held-to-maturity" to "available-for-sale", as permitted under Statement of Financial Accounting Standards Board Release No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This classification will provide greater flexibility in interest rate management, enhanced liquidity, and opportunities for total rate of return management.

Stockholders' equity increased from $181,583,000 at year-end 1994, to $204,629,000 as recorded on December 31, 1995, an increase of $23,046,000, or 12.7%. This gain is primarily the result of earnings retention, net of cash dividends, plus an improvement of $2,488,000 in the net unrealized gain on securities available-for-sale. Total assets at December 31, 1995 were $1,621,251,000 compared to $1,680,940,000 at year-end 1994.

As previously communicated, the adjourned Special Meeting of Stockholders to consider the proposed merger between United Counties Bancorporation and Meridian Bancorp, Inc., will be reconvened on Wednesday, February 7, 1996, at Corporate Headquarters. The meeting had been adjourned in order to allow United Counties Bancorporation shareholders the opportunity to receive supplemental information related to the proposed merger between Meridian and CoreStates Financial Corp., Philadelphia, Pennsylvania, announced prior to the November 1, 1995 Stockholder Meeting.